UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2016

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PROTHENA CORPORATION PUBLIC LIMITED COMPANY
(Exact Name of Registrant as Specified in its Charter)
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Ireland	001-35676	98-1111119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Adelphi Plaza Upper George’s Street, Dún Laoghaire Co. Dublin, A96 T927 Ireland
(Address of principal executive offices including Zip Code)
Registrant’s telephone number, including area code: 011-353-1-236-2500
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2016, Prothena Biosciences Inc (“PBI”), a wholly owned subsidiary of Prothena Corporation plc (the “Company”), entered into a Sublease (the “Sublease”) with Amgen Inc. (“Sublandlord”) to sublease approximately 128,751 square feet of office and laboratory space located at 331 Oyster Point Boulevard, South San Francisco, California 94080 (the “New Facility”). PBI currently leases office and laboratory space located at 650 Gateway Boulevard, South San Francisco, California 94080 (the “Current Facility”), pursuant to a lease dated March 18, 2010, as amended, which expires pursuant to its terms on November 30, 2020. PBI intends to move all of its operations in the Current Facility to the New Facility.

On March 28, 2016, PBI, Sublandlord and HCP BTC, LLC ("Master Landlord") entered into a Consent to Sublease Agreement (the “Consent Agreement”) pursuant to which Master Landlord consented to the Sublease. Upon full execution of the Consent Agreement, the Sublease became effective. Under the terms of the Consent Agreement, PBI agreed to customary indemnification provisions with respect to Master Landlord regarding PBI’s use of, and construction of certain improvements on, the New Facility.

The Sublease terminates on December 31, 2023, unless terminated earlier. The Sublease provides that PBI’s obligation to pay rent shall commence on the earlier of (i) the date that certain improvements to the New Facility are completed and (ii) August 1, 2016 (the “Rent Commencement Date”). Beginning on the Rent Commencement Date, the Sublease provides for annual base rent of approximately $5.4 million in the first year after the Rent Commencement Date. The Sublease provides for annual base rent of approximately $5.6 million in the second year after the Rent Commencement Date, and approximately $5.7 million in the third year after the Rent Commencement Date, with increases of approximately 3% in annual base rent in each subsequent year after the Rent Commencement Date, until the seventh year after the Rent Commencement Date, at which time the Sublease provides for no additional increases. Subject to PBI’s performance of its obligations under the Sublease, the base annual rent will be abated by approximately $3.7 million in the first year after the Rent Commencement Date and by approximately $1.3 million during the second year after the Rent Commencement Date. The Sublease further provides that PBI is obligated to pay to Sublandlord certain costs, taxes and operating expenses related to the Sublease and the New Facility, subject to certain exclusions.

PBI is entitled to an improvement allowance of approximately $14.2 million, consisting of $2.2 million from Master Landlord and $12.0 million from Sublandlord, to be used for hard and soft costs incurred by PBI to construct certain improvements to the New Facility and to prepare for PBI’s occupancy of the New Facility, including architectural and engineering services, project management, design supervision and construction management fees, moving expenses, costs and expenses to acquire and install security systems, furniture, fixtures and equipment, permitting fees, signage and data/telephone cabling.

PBI is obtaining a standby letter of credit in the initial amount of approximately $4.1 million, which may be drawn down by Sublandlord in the event PBI fails to fully and faithfully perform all of PBI’s obligations under the Sublease and to compensate Sublandlord for all losses and damages Sublandlord may suffer as a result of the occurrence of any default on the part of PBI not cured within the applicable cure period.

The foregoing description of the material terms of the Sublease and the Consent Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Sublease and the Consent Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q to be filed for the Company’s first fiscal quarter.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 1, 2016	PROTHENA CORPORATION PLC

		By:	/s/ Tran B. Nguyen
		Name:	Tran B. Nguyen
		Title:	Chief Financial Officer